UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2011

CENTERPOINT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-31447 (Commission File Number)	74-0694415 (IRS Employer Identification No.)

1111 Louisiana Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 207-1111

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-3187 (Commission File Number)	22-3865106 (IRS Employer Identification No.)

1111 Louisiana Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 207-1111

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On September 6, 2011, the Public Utility Commission of Texas (Texas Utility Commission) issued a preliminary order (the September order) addressing certain matters relating to the remand proceeding before the Texas Utility Commission in response to rulings by the Texas Supreme Court and the Texas Third Court of Appeals on appeals taken with regard to the final order (true-up order) issued in 2004 by the Texas Utility Commission to CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), the transmission and distribution subsidiary of CenterPoint Energy, Inc.
     In the September order, the Texas Utility Commission determined certain threshold legal and policy questions, outlined certain issues to be addressed in the remand proceeding and identified certain other issues not to be addressed in the remand proceeding. As part of the September order, the Texas Utility Commission concluded, among other things, that the interest rate to be applied to CenterPoint Houston’s unsecuritized true-up balance should be the rate prescribed by the Texas Utility Commission’s current true-up rule, which is a weighted average of the utility’s historical cost of debt and its adjusted marginal cost of debt. The Texas Utility Commission further concluded that the rate calculated under the current rule should begin accruing January 1, 2002. CenterPoint Houston had argued to the Texas Utility Commission that, under Texas Utility Commission rules existing in 2004 and other applicable law, the proper rate of interest applicable to the unsecuritized true-up balances is 11.075% from January 1, 2002 through July 31, 2006 and 8.06% thereafter. The Texas Utility Commission’s determination has the effect of reducing the aggregate amount of recoverable interest on the amounts CenterPoint Houston had previously sought recovery in the remand proceeding by at least $180 million, based on an interest calculation through December 31, 2011. The September order is not subject to a motion for rehearing at this time, but is subject to a motion for rehearing after the Texas Utility Commission issues a final order in the remand proceeding. Any appeal of the Texas Utility Commission’s decision regarding the applicable interest rate must be taken in connection with the final order in the remand proceeding.
     On September 6, 2011, CenterPoint Houston filed an amended application with the Texas Utility Commission which increased the amount CenterPoint Houston is seeking to recover in the remand proceeding to approximately $2.3 billion before taking into account the effect of accumulated deferred federal income taxes (ADFIT). This amount includes interest through December 31, 2011 calculated at a rate of 8.06% commencing January 1, 2002 based on CenterPoint Houston’s application of the September order. The amended application also reduces the sale price of the Texas Genco assets by subtracting amounts attributable to certain nuclear assets acquired by Texas Genco subsequent to December 31, 2001 and which therefore were not part of Texas Genco’s net book assets as of December 31, 2001. Stranded costs are calculated by comparing the net value realized from the sales price of the relevant generation assets with the corresponding net book value of those assets on December 31, 2001. Subtraction of the value of the assets acquired after December 31, 2001 from the sales price of the Texas Genco assets increases the amount of stranded costs which CenterPoint Houston is seeking to recover by approximately $450 million, including interest through December 31, 2011 calculated at a rate of 8.06% commencing January 1, 2002. The effect of ADFIT, which will reduce the recoverable amounts, will be determined by the Texas Utility Commission, and CenterPoint Houston currently estimates that the amount of such reduction will be between $200 million and $300 million based on the recovery CenterPoint Houston is seeking in its amended application.
     The final resolution of the true-up proceedings and the ultimate amount and timing of recovery are currently unknown and will depend upon the outcome of future actions by the Texas Utility Commission and any future appeals thereof.
Cautionary Statement Regarding Forward-Looking Information
     This report includes forward-looking statements. Actual events and results may differ materially from those projected. The statements in this report regarding the anticipated future recovery as a result of the decisions of the Texas Supreme Court and the Texas Third Court of Appeals, the estimated interest on such amounts, the expected timing for, and method of, such recovery, the potential impact of the September order on the amount of recoverable interest on unsecuritized true-up balances, and any other statements that are not historical facts are forward-looking statements. Factors that could affect actual results include future actions by the Texas Utility Commission and any future appeals thereof, and other factors discussed in CenterPoint Energy, Inc.’s and its subsidiaries’ Form 10-Ks for the fiscal year ended December 31, 2010, CenterPoint Energy, Inc.’s and its subsidiaries’ Form 10-Qs for the quarterly periods ended March 31, 2011 and June 30, 2011, and other filings with the Securities and Exchange Commission.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.
Date: September 9, 2011	By:	/s/ Walter L. Fitzgerald
Walter L. Fitzgerald
Senior Vice President and Chief Accounting Officer

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC
Date: September 9, 2011	By:	/s/ Walter L. Fitzgerald
Walter L. Fitzgerald
Senior Vice President and Chief Accounting Officer